EXHIBIT 10.1

UNIVEST BANK AND TRUST CO.
SPLIT DOLLAR LIFE INSURANCE PLAN

Economic Benefit Regime – Endorsement Method

THIS SPLIT DOLLAR LIFE INSURANCE PLAN (the “Plan”) is established by Univest Bank and Trust Co. (the “Bank”) as of March 7, 2024.

The purpose of this Plan is to attract, retain, and motivate certain highly compensated or management employees of the Bank by assisting them in purchasing life insurance on his or her life that provides a death benefit to the employee’s Beneficiary. The Bank has determined that this assistance can best be provided under a "split-dollar" arrangement as defined in IRS Treasury Regulation §§1.61-22(b)(1) & (2). The Bank will pay the life insurance premiums due under this Plan from its general assets. The initial participants in the Plan are set forth in Exhibit A.

ARTICLE 1
“Definitions”

1.1 “Base Salary” shall mean a Participant’s base annual salary excluding incentive and discretionary bonuses, commissions, and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Bank.

1.2 “Beneficiary” or “Beneficiaries” shall mean the person(s), trust(s) or the estate of a deceased Participant, entitled to benefits, if any, upon the death of the Participant in accordance with the terms of this Plan.

1.3 “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Eligible Employee” shall mean an active employee of the Bank who the Bank has deemed eligible to participate in this Plan.

1.5 “Insurer” shall mean the insurance company issuing the Policy on the life of a Participant, as described on the Participation Agreement.

1.6 “Net Amount at Risk” shall mean the difference between the total death proceeds payable under a Policy less the cash value of that Policy measured as of the date giving rise to the need for such calculation.

1.7 “Participant” shall mean an Eligible Employee of the Bank: (i) who is selected to participate in the Plan; (ii) who elects to participate in the Plan; and (iii) who completes the requirements of Plan participation listed in Article 2 or as otherwise required by the Plan Administrator.

1.8 “Participation Agreement” shall mean the form required by the Plan Administrator of an Eligible Employee to indicate acceptance of participation in this Plan.

1.9 “Plan Administrator” shall mean the Bank or its designee.

1.10 “Policy” or “Policies” shall mean the individual life insurance policy or policies maintained by the Bank for purposes of insuring a Participant’s life, as further described in a Participant’s Participation Agreement.

ARTICLE 2
“Participation”

2.1 Selection by Plan Administrator. Participation in the Plan shall be limited to those Eligible Employees of the Bank selected by the Bank in its sole discretion.

2.2 Enrollment Requirements. As a condition of participation in the Plan, each selected Eligible Employee shall complete, execute, and return to the Plan Administrator a Participation Agreement and a Beneficiary Designation Form within the time specified by the Plan Administrator in accordance with the terms and conditions of the Plan. The Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable.

2.3 Eligibility; Commencement of Participation. Provided an Eligible Employee has met all enrollment requirements set forth in this Plan and/or required by the Plan Administrator, and provided that the Policy or Policies on such Eligible Employee have been issued by the Insurer, the Eligible Employee will become a Participant and thereby will be covered by this Plan and eligible to receive benefits at the time and in the manner provided herein. A Participant’s participation is limited to only issued Policies where the Participant is the insured.

ARTICLE 3
"Purchase of a Policy"

3.1 The Bank and all Participants hereto have taken or will take all necessary action to cause the Insurer to issue the Policies, and shall take any further action which may be necessary to cause a Policy to conform to the provisions of this Plan. The parties hereto agree that the Policies shall be subject to the terms and conditions of this Plan and of the endorsements to the Policies filed with the Insurer.

ARTICLE 4
 "Policy Title and Ownership"

4.1 Title and ownership of a Policy shall reside in the Bank for its use and for the use of the Participant, all in accordance with this Plan. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy cash value. Where the Bank and a Participant (or assignee, with the consent of the Participant) mutually agree to exercise the right to increase the coverage under the subject Policy then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Plan.

ARTICLE 5
“Beneficiary”

5.1 Beneficiary Designation. A Participant shall have the right and power to designate a Beneficiary or Beneficiaries to receive the Participant’s share of the proceeds payable upon the death of the Participant, and to elect and change a payment option for such Beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Plan. A Participant shall have the right to name or change such Beneficiary at any time prior to the Participant’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the written form provided.

5.2 Beneficiary Acknowledgement. Once received and acknowledged by the Plan Administrator, the form shall be effective. A Participant may change a Beneficiary designation at any time by submitting a new Beneficiary Designation Form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary Designation Form on file with the Plan Administrator. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form,

all previously filed Beneficiary Designation Forms shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by a Participant and accepted by the Plan Administrator prior to the Participant’s death.

5.3 No Beneficiary Designation. If a Participant dies without a valid Beneficiary designation on file, or if all designated Beneficiaries predecease a Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If a Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

5.4 Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

ARTICLE 6
"Premium Payment and Taxable Benefit"

6.1 Premium Payment. The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep a Participant’s Policy in force as determined by the Insurer. Notwithstanding the forgoing, the Bank shall have the absolute and sole right to terminate or surrender the Policy.

6.2 Taxable Benefit. The Bank shall determine the economic benefit attributable to a Participant based on the life insurance premium factor for the Participant’s age multiplied by the amount of current life insurance protection payable to the Participant’s Beneficiary. The “life insurance premium factor” is the minimum amount required to be imputed under Treasury Regulation §1.61-22(d)(3)(ii) or any subsequent applicable authority.

6.3 Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s W-2, or if applicable, Form 1099.

ARTICLE 7
"Ownership of the Cash Surrender Value of the Policy"

7.1 The Bank shall at all times be entitled to one hundred percent (100%) of a Policy’s cash value, as that term is defined in the Policy contract, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. Such cash value shall be determined as of the date of surrender or death as the case may be.

ARTICLE 8
"Rights of Participants or Assignees"
8.1 A Participant may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policies nor any rights, options, privileges or duties created under this Plan, other than the right to name a Beneficiary from time to time.

ARTICLE 9
"Limitations on Bank’s Rights in a Policy"
9.1 Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender a Policy without terminating this Plan, provided: (i) the Bank replaces the Policy with a comparable life insurance policy or arrangement that provides the benefit provided under this Plan; and (ii) the Bank and the Participant (who will not unreasonably withhold his or her signature) execute a new Policy endorsement for said comparable coverage arrangement, at which time all references to “Policy” hereunder shall refer to such replacement coverage arrangement. Without limitation, a Policy at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

ARTICLE 10
 "Policy Loans"

10.1 The Bank may pledge or assign a Policy, subject to the terms and conditions of this Plan, for the sole purpose of securing a loan from the Insurer or from a third party. Interest charges on such loan shall be paid by the Bank. If the Bank so encumbers a Policy, other than by a Policy loan from the Insurer, then, upon the death of the Participant, the Bank shall promptly take all action necessary to secure the release or discharge of such encumbrance.

ARTICLE 11
 "Division of Death Proceeds"

11.1 Participant’s Benefit. Except as set forth on Exhibit A and the Participation Agreement, upon the death of a Participant while this Plan is in force, the Participant’s Beneficiary shall be entitled to aggregate Policy death proceeds equal to two times (2x) the Participant’s Base Salary in effect at the date of the Participant’s death (or in the certain circumstances described in Section 12.1(4), at the time of the Participant’s termination of employment), limited to the Net Amount at Risk of the Policies.

11.2 Bank’s Benefit. Upon the death of a Participant while this Plan is in force, the Bank shall be entitled to receive the remainder of aggregate Policy death proceeds (if any) not payable under Section 11.1 above.

11.3 Benefit Paid by Insurer. The benefit payable to a Participant’s Beneficiary shall be paid solely by the Insurer from the proceeds of a Policy on the life of the Participant. In no event shall the Bank be obligated to pay a death benefit under this Plan from its general funds. Should an Insurer refuse or be unable to pay death proceeds endorsed to a Participant under the express terms of this Plan, or should the Bank cancel a Policy for any reason, neither a Participants nor his or her Beneficiary shall be entitled to a death benefit from said Policy.

11.4 Suicide or Misstatement. The amount of the benefit payable to a Participant’s Beneficiary may be reduced or eliminated if Participant fails or refuses to take a physical examination, to truthfully and completely supply such information or complete any forms as may be required by the Bank or Insurer, or otherwise fails to cooperate with the requests of the Bank or the Insurer, or if the Participant dies under circumstances such that a Policy does not pay a full death benefit (e.g., in the case of suicide within the exclusionary period of the Policy); provided, however the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE 12
"Termination of the Plan”

12.1 A Participant’s interest and participation under this Plan shall terminate upon the occurrence of any one of the following:

(1)  The total cessation of the business of the Bank;
(2)  The bankruptcy, receivership or dissolution of the Bank;
(3)  The Bank is subject to any regulatory restrictions limiting its ability to pay compensation and/or provide benefits to the Participant;

(4) The termination of the Insured’s employment, unless the Bank decides, in its sole discretion and in writing, to continue the Plan due to extenuating circumstances;
(5) While the Insured is living by written notice thereof by either the Bank or the Insured to the other;
(6)  Surrender, lapse, or other termination of the Policies by the Bank; or
(7)  Upon distribution of the death benefit proceeds in accordance with Article 11.

Upon the termination of a Participant’s interest under this Plan, the Bank may make such disposition of the Policies as it determines to be appropriate. Participants will have no rights in such Policies or the death benefit proceeds thereof, if their interest has terminated.
ARTICLE 13
"Insurer Not a Party”

13.1 The Insurer shall be fully discharged from its obligations under a Policy by payment of the Policy’s death benefit to the Beneficiary or Beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this Plan, or any modification or amendment hereof, and none of the provisions herein shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in a Policy, except insofar as the provisions hereof are made a part of the Policy by the Beneficiary designation executed by the Bank and filed with the Insurer in connection herewith.

ARTICLE 14
"Plan Administration”

14.1 Plan Administrator. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Bank or its designee will be the "Named Fiduciary" and Plan Administrator of the split-dollar life insurance plan for which this agreement is hereby designated the written plan instrument. The “Named Fiduciary” or the Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. The Named Fiduciary may also allocate fiduciary responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with ERISA.

14.2 Plan Administrator Duties. The Plan Administrator shall have the discretion and authority to: (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan; and (ii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.

14.3 Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

14.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator, and those to whom management and operation responsibilities of the Plan have been delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

ARTICLE 15
"Claims and Review Procedures”

15.1 Written Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Bank at its then principal place of business.

15.2 Timing of Response. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1) The specific reason or reasons for such denial;
(2) The specific reference to pertinent provisions of this Plan on which such denial is based;
(3) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;
(4)  Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and
(5) The time limits for requesting a review under Section 15.3 and for review under Section 15.4 hereof.

15.3 Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described in Section 15.2, the Claimant may request in writing that the determination of the Plan Administrator be reviewed. Such request must be addressed to the Bank, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator’s determination.

15.4 Review of Decision. The Plan Administrator will review its determination within sixty (60) days after receipt of a request for review. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE 16
"Amendment and Termination"

16.1 The Bank may amend or terminate the Plan at any time or may amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death, by providing written notice of such to the Participant. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 17
"Miscellaneous"

17.1 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and upon the death of a Participant, the Participant’s successors, assigns, heirs, executors, administrators and beneficiaries.

17.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

17.3 Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of notice, consent or demand.

17.4 Applicable Law. This Plan and the rights of the parties hereunder, shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

17.5 Gender. Whenever in this Plan words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

17.6 No Third Party Beneficiaries. The benefits of this Plan shall not inure to any third party. This Plan shall not be construed as creating any rights, claims, or cause of action against the Bank or any of its officers, directors, agents, or employees in favor of any person or entity other than the Participant.
17.7 Severability. If any one or more of the provisions hereof is declared invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and that invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the remaining provisions hereof.
17.8 Entire Agreement. This written plan document, along with a Participant’s Policy endorsement, Beneficiary Designation Form, and Participation Agreement, constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to a Participant under this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date first written above.

UNIVEST BANK AND TRUST CO.:

By: /s/  Brian J. Richarson

Title: SEVP and CFO

Printed Name: Brian J. Richardson